                                                                  Exhibit (a)(1)

                       PERICOM SEMICONDUCTOR CORPORATION

              OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS UNDER THE PERICOM SEMICONDUCTOR CORPORATION AMENDED AND RESTATED 1995
          STOCK OPTION PLAN AND 2001 STOCK INCENTIVE PLAN TO PURCHASE
        COMMON STOCK HAVING AN EXERCISE PRICE OF $15.00 OR MORE HELD BY
               OPTION HOLDERS FOR NEW OPTIONS UNDER THE PERICOM
        SEMICONDUCTOR CORPORATION 1995 STOCK OPTION PLAN AND 2001 STOCK
                                INCENTIVE PLAN

================================================================================
                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                  AT 5:00 P.M., PACIFIC TIME, ON May 4, 2001,
                         UNLESS THE OFFER IS EXTENDED.
================================================================================

     Pericom Semiconductor Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted under the Pericom Semiconductor Corporation Amended and Restated 1995 Stock Option Plan (the "1995 Plan") and the 2001 Stock Incentive Plan (the "2001 Plan") that have an exercise price of $15.00 per share or more and are held by option for new options we will grant under the 1995 Plan and 2001 Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. You may tender options for all or any portion of the shares of common stock subject to your options, however, if you were granted any options during the six month period immediately prior to and including April 6, 2001 and you wish to participate in this offer, you must tender any options you received during such six month period.

     This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in Section 6 of this offer to exchange.

     If you tender options for exchange as described in the offer, we will grant you new options under the 1995 Plan and 2001 Plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options will vest over a 42 month period, with 12.5% vesting on the Grant Date and 1/48th of the total amount of new options vesting each month thereafter over the next 42 months.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR

                                  Exh.(a)(1)-1

OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "PSEM." On April 3, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $11.94 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Pericom Semiconductor Corporation, 2380 Bering Drive, San Jose, CA 95131, Attn:
Michael D. Craighead, CFO.


                                   IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Pericom Semiconductor Corporation

     We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                  Exh.(a)(1)-2

                               TABLE OF CONTENTS

SUMMARY TERM SHEET

INTRODUCTION

THE OFFER

1.   Number of Options; Expiration Date

2.   Purpose of the Offer

3.   Procedures for Tendering Options

4.   Withdrawal Rights

5.   Acceptance of Options for Exchange and Issuance of New Options

6.   Conditions of the Offer

7.   Price Range of Common Stock Underlying the Options

8.   Source and Amount of Consideration; Terms of New Options

9.   Information Concerning Pericom Semiconductor Corporation

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options

11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

12.  Legal Matters; Regulatory Approvals

13.  Material Federal Income Tax Consequences

14.  Extension of Offer; Termination; Amendment

15.  Fees and Expenses

16.  Additional Information

17.  Miscellaneous

SCHEDULE A     Information Concerning the Directors and Executive Officers of
     Pericom Semiconductor Corporation

                                  Exh.(a)(1)-3

                              SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

 .  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all stock options having an exercise price of $15.00 per share or more which are outstanding under our 1995 Plan and 2001 Plan , or any lesser number of options that option holders properly tender in the offer, for new options under the 1995 Plan and 2001 Plan. (Page (a)(1)-10)

 .  WHY ARE WE MAKING THE OFFER?

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

 .  WHAT ARE THE CONDITIONS TO THE OFFER?

     The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to a number of conditions, including the conditions described in Section 6. (Page (a)(1)-15)

 .  ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION
   DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

     To receive a grant of new options pursuant to the offer and under the terms of the 1995 Plan and 2001 Plan, you must be an employee of Pericom Semiconductor Corporation or one of its subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. IF YOU ARE NOT AN EMPLOYEE OF PERICOM SEMICONDUCTOR CORPORATION OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN

                                  Exh.(a)(1)-4

EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

 .  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

     We will grant you new options to purchase the number of shares of our common stock which is equal to the number of shares of common stock subject to the options you tender. All new options will be granted under our 1995 Plan and 2001 Plan and will be subject to the terms and conditions of the 1995 Plan and 2001 Plan and a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options.

 .  WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on May 4, 2001, which is the scheduled expiration date of the offer, the grant date of the new options will be on or about November 5, 2001. (Page (a)(1)-14)

 .  WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF
   THE OFFER?

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page (a)(1)-14)

 .  IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION
   GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     If we accept options you tender in the offer, we may defer until the grant date for your new options our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Page (a)(1)-14)

 .  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any option you tender must be at least at least $15.00 per share. This price is higher than the current market price of our common stock, which was $11.94 per share on April 3, 2001. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS

                                  Exh.(a)(1)-5

AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (PAGE (a)(1)-14)

 .  WHEN WILL THE NEW OPTIONS VEST?

     The new options will vest over a 42 month period, with 12.5% vesting on the Grant Date and 1/48th of the total amount of new options vesting each month thereafter over the next 42 months.

 .  DOES THE COMMENCEMENT OF A NEW VESTING PERIOD UNDER THE NEW OPTIONS MEAN THAT
   I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE COMMON STOCK UNDER MY OPTIONS?

     Yes. Since most of the new options you receive will not be vested, you will lose the benefits of any vesting under options you tender in the offer. As described above, only 12.5% of the new options we grant will be immediately vested, even if the options you tender for exchange are fully or partially vested. The vesting schedule of the new options will not begin until the grant date of those options. Because the first portion of the new options will not vest until the grant date, which will occur on or about the first business day which is at least six months and one day after the date we cancel tendered options, you will not be able to purchase our common stock upon exercise of the new options until six months and one day after the cancellation date.

 .  DO I HAVE TO TENDER OPTIONS FOR ALL OR ANY OF THE SHARES SUBJECT TO THOSE
   OPTIONS?

     No. You may tender options for any portion of the shares subject to your options, or for none of those shares, however, if you were granted any options during the six month period immediately prior to and including April 6, 2001 and you wish to participate in this offer, you must tender any options you received during such six month period. Any tender must be for whole option shares. If you tender options for less than all of your option shares, which we refer to as a "partial tender," you must indicate in the letter of transmittal the number of whole option shares that are included in your tender. In a partial tender of an option:

     . we will first accept the tender with respect to the option shares, if any, as to which your option has not vested, beginning with the option shares scheduled to vest last; and

     . we will next accept the tender with respect to the option shares, if any, as to which your option has vested.

     For example, if you tender an option with respect to 850 of a total of 2,000 shares subject to the option, and if your right to purchase 1,000 shares is vested when you tender, your right to purchase 500 shares will vest on March 1, 2001 and your right to purchase 500 shares will vest on March 1, 2002, then:

                                  Exh.(a)(1)-6

     . we will first accept the tender with respect to the 500 shares that will vest on March 1, 2002; and

     . we will next accept the tender with respect to 350 shares that will vest on March 1, 2001.

 .  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page (a)(1)-22)

 .  IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE
   INCENTIVE STOCK OPTIONS?

     If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. This $100,000 limitation includes options that became exercisable and were later cancelled, therefore, if you have options that became exercisable after January 1, 2001 those options will reduce the $100,000 limitation with respect to any new options you receive. The excess value is deemed to be a non-incentive stock option. If the exercise price of your new options is equal to or less than the exercise price of the options you tender, the new options should qualify as incentive stock options to the extent that the options tendered qualified as incentive stock options before being tendered. If the new options have a higher exercise price than some or all of your current options, or if you receive additional incentive stock options after you tender options for exchange but before we grant the new options, a portion of the new options may exceed the limits for incentive stock options.

 .  WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I
   BE NOTIFIED IF IT IS EXTENDED?

     The offer expires on May 4, 2001, at 5:00 p.m., Pacific time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific time, on the next business day following the previously scheduled expiration of the offer period. (Page (a) (1) - 23)

 .  HOW DO I TENDER MY OPTIONS?

     If you decide to tender your options, you must deliver, before 5:00 p.m., Pacific time, on May 4, 2001, a properly completed and duly executed letter of transmittal and any other

                                  Exh.(a)(1)-7
documents required by the letter of transmittal to Pericom Semiconductor Corporation, 2380 Bering Drive, San Jose, CA 95131, Attn: Michael D. Craighead, CFO. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer.

 .  DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before 5:00 p.m., Pacific time, on May 4, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page (a)(1)-13)

 .  WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact:

     Michael D. Craighead, CFO
     Pericom Semiconductor Corporation
     2380 Bering Drive
     San Jose, CA  95131
     phone:  (408) 435-0800
     e-mail: mcraighead@pericom.com

                                  Exh.(a)(1)-8

                                 INTRODUCTION

Pericom Semiconductor Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted under the Pericom Semiconductor Corporation 1995 Stock Option Plan and 2001 Stock Incentive Plan that have an exercise price of $15.00 per share or more for new options we will grant under the 1995 Plan and 2001 Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. Our board of directors will select the actual grant date for the new options. You may tender options for all or any portion of the shares of common stock subject to your options, however, if you were granted any options during the six month period immediately prior to and including April 6, 2001 and you wish to participate in this offer, you must tender any options you received during such six month period.

     This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in Section 6 of this offer to exchange.

     If you tender options for exchange, we will grant you new options under the 1995 Plan and 2001 Plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options will vest over a 42 month period with 12.5% vesting on the Grant Date and 1/48th of the total amount of new options vesting each month thereafter over the next 42 months.

     As of April 2, 2001, options to purchase 4,417,923 shares of our common stock were issued and outstanding under the 1995 Plan and 2001 Plan combined. Of these options, options to purchase 1,894,150 shares of our common stock had an exercise price of $15.00 or more. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 34% of the total shares of common stock issuable upon exercise of all options outstanding under the 1995 Plan and 2001 Plan as of April 2 , 2001.

     All options accepted by us pursuant to this offer will be canceled.

                                  Exh.(a)(1)-9

                                   THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the 1995 Plan and 2001 Plan all eligible outstanding options under the 1995 Plan and 2001 Plan that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have an exercise price of $15.00 per share or more. We will accept partial tenders of options for any portion of the shares subject to your options, however, if you were granted any options during the six month period immediately prior to and including April 6, 2001 and you wish to participate in this offer, you must tender any options you received during such six month period. See Section 5 for more information on partial tenders.

     If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the 1995 Plan and 2001 Plan and to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF PERICOM SEMICONDUCTOR CORPORATION OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

     The term "expiration date" means 5:00 p.m., Pacific time, on May 4, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

     (a) (1) we increase or decrease the amount of consideration offered for the options; or

          (2) we decrease the number of options eligible to be tendered in the offer; or

          (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

     (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such

                                 Exh.(a)(1)-10
          increase or decrease is first published, sent or given in the manner specified in Section 14.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific time.

2.   PURPOSE OF THE OFFER.

     We issued the options outstanding under the 1995 Plan and 2001 Plan for the following purposes:

     . to provide our employees an opportunity to acquire or increase a proprietary interest in Pericom Semiconductor Corporation, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

     .    to encourage our employees to continue their employment by us.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

     We are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of the Company and its shareholders. This could include terminating this offer. If we were to terminate this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

                                 Exh.(a)(1)-11

     (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (e)  any other material change in our corporate structure or business;

     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

     (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.   PROCEDURES FOR TENDERING OPTIONS.

     Proper Tender of Options. To validly tender your options pursuant to the
     ------------------------
offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Pericom Semiconductor Corporation, 2380 Bering Drive, San Jose, CA 95131, Attn: Michael D. Craighead, CFO, before the expiration date.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Determination of Validity; Rejection of Options; Waiver of Defects; No
     ----------------------------------------------------------------------
Obligation to Give Notice of Defects.  We will determine, in our discretion, all
------------------------------------
questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties.

                                 Exh.(a)(1)-12

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your tender of options pursuant to
     ---------------------------------------
the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.   WITHDRAWAL RIGHTS.

     You may only withdraw your tendered options in accordance with the provisions of this Section 4.

     You may withdraw your tendered options at any time before 5:00 p.m., Pacific time, on May 4, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.

     To validly withdraw tendered options, an option holder must deliver to us at the address set forth on the back cover of this offer to exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

                                 Exh.(a)(1)-13

     Neither Pericom Semiconductor Corporation nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your options are properly tendered and accepted for exchange on May 4, 2001, the scheduled expiration date of the offer, you will be granted new options on or about November 5, 2001, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent business day which is on or about the first business day at least six months and one day following the extended date.

     If we accept options you tender in the offer, we may defer until the grant date for your new options our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Any such grant of these other options are in the discretion of the board of directors and subject to compliance with law and market prices prevailing at the time of the grants. Any such actual grants of these other options will therefore be made when, as and if declared by the board of directors.

     Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof you tender, subject to adjustments for any stock splits, stock dividends and similar events. IF YOU ARE NOT AN EMPLOYEE OF PERICOM SEMICONDUCTOR CORPORATION OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

You may tender options for all or any portion of the shares of common stock subject to your options, however, if you were granted any options during the six month period immediately prior to and including April 6, 2001 and you wish to participate in this offer, you must tender any options you received during such six month period. If you tender options for less than all of your option shares, you must indicate in the letter of transmittal the number of whole shares that are included in your tender. We will not accept any tenders for fractional shares. If we accept for exchange a partial tender of an option, we will first accept the tender with respect to the option

                                 Exh.(a)(1)-14
shares, if any, as to which your option has not vested, beginning with the option shares scheduled to vest last, and will next accept the tender with respect to the option shares, if any, as to which your option has vested.

     For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.   CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after April 6, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Pericom Semiconductor Corporation or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:



               (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

               (2) delay or restrict our ability, or render us unable, to accept for exchange, or

                                Exh. (a)(1)-15
                    issue new options for, some or all of the tendered options;

               (3) materially impair the contemplated benefits of the offer to us; or

               (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Pericom Semiconductor Corporation or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     (c)  there shall have occurred:

               (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

               (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

               (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

               (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

               (5) stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Pericom Semiconductor Corporation or our subsidiaries or on the trading in our common stock;

               (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Pericom Semiconductor Corporation or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

               (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

                                Exh. (a)(1)-16

     (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

               (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                    Schedule 13D or Schedule 13G with the SEC on or before April 6, 2001;

               (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before April 6, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

               (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

     (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Pericom Semiconductor Corporation or our subsidiaries that, in our reasonable judgment, is or may be material to Pericom Semiconductor Corporation or our subsidiaries.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     Our common stock is quoted on the Nasdaq National Market under the symbol "PSEM." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market. All share prices have been retroactively adjusted to reflect any splits of our common stock.

                                Exh. (a)(1)-17

     QUARTER ENDED                                      HIGH        LOW
     ------------------------------------------------------------------------

     January 1, 2001 to April 3, 2001                    $ 26.50     $11.94

     December 31, 2000                                   $ 42.75     $14.00

     September 30, 2000                                  $41.125     $23.09

     June 30, 2000                                       $ 40.94     $13.63

     March 31, 2000                                      $ 28.63     $11.88

     December 31, 1999                                   $ 15.00     $ 6.38

     September 30, 1999                                  $  8.82     $ 5.57

     June 30, 1999                                       $  5.82     $ 3.07

     March 31, 1999                                      $  7.07     $ 3.44

     As of April 3, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $11.94 per share.

     WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. We will issue new options to purchase common stock under the
     -------------
1995 Plan and 2001 Plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options we will grant new options to purchase a total of 1,502,150 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 6% of the total shares of our common stock outstanding as of March 31, 2001.

     Terms of New Options. The new options will be issued under the same plan as
     --------------------
the tendered options, the 1995 Plan and 2001 Plan, as applicable, and a new option agreement between us and each option holder who has tendered options in the offer. Except with respect to the exercise price and the vesting commencement date and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. The new options will have terms identical to those of the tendered options with the following exceptions, listed below.

     Exercise Price. The exercise price of each option will be determined by the
     --------------
compensation committee, but may not be less than 100% of the fair market value of a share of our common stock on the date of grant. For some 10% stockholders, the exercise price of an incentive stock option may not be less than 110% of the fair market value on the date the option

                                Exh. (a)(1)-18
is granted. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant.

     Vesting and Exercise. The compensation committee will determine at what
     --------------------
time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee.

     The new options granted pursuant to the offer will vest over a 42 month period beginning on the grant date of the new options with 12.5% vesting on the grant date and 1/48 vesting each month thereafter over the following 42 months. Assuming the date we cancel the options accepted for exchange is May 4, 2001, which is the scheduled expiration date of the offer, and you are granted new options on November 5, 2001, your right to exercise the new options will vest as described above.

     Our statements in this offer to exchange concerning the 1995 Plan, the 2001 Plan, and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1995 Plan and 2001 Plan and the form of option agreement under the 1995 Plan and 2001 Plan. Please contact us at 2380 Bering Drive, San Jose, CA 95131, phone: (408) 435-0800 Attn: Michael D. Craighead, CFO to receive a copy of the 1995 Plan, 2001 Plan, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9.   INFORMATION CONCERNING PERICOM SEMICONDUCTOR CORPORATION.

     General. We design, develop and market high-performance interface
     -------
integrated circuits, or ICs, used in many of today's advanced electronic systems. Interface ICs, such as interface logic, switches and clock management products, transfer, route and time electrical signals among a system's microprocessor, memory and various peripherals and between interconnected systems. The current high demand for bandwidth to support the growth of the Internet will require continual improvements in the performance of interface products. Our interface products increase system bandwidth in applications such as notebook computers, servers, network switches and routers, storage area networks and wireless base stations. We offer products that increase bandwidth by widening the data path, or bus (enlarging the pipe), increasing the data rate (increasing the flow rate through the pipe), or allowing multiple, simultaneous transactions on the bus.

     We have combined our extensive design technology and applications knowledge with our responsiveness to the specific needs of electronic systems developers to become a leading supplier of high-performance interface ICs. We have evolved from one product line in fiscal 1992 to four currently--SiliconSwitch, SiliconInterface, SiliconClock and SiliconConnect--with a goal of providing an increasing breadth of interface IC solutions to our customers. We currently offer over 500 products, of which 90 were introduced during fiscal 2000. Our customers include leading OEMs, contract manufacturers and distributors.

                                Exh. (a)(1)-19

     Pericom Semiconductor Corporation was incorporated in California on June 25, 1990. Its principal executive offices are located at 2380 Bering Drive, San Jose, California 95131, and the telephone number at that address is (408) 435-0800.

     Financial Information. The financial information included in our Annual
     ---------------------
Report to Shareholders for our fiscal year ended July 1, 2000, our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000 and our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2000 are incorporated herein by reference.

     See "Additional Information" beginning on page (a)(1)-24 for instructions on how you can obtain copies of our SEC reports that contain our financial statements.

10. INTERESTS OF EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our executive officers is attached to this offer to exchange as Schedule A. As of March 31 , 2001, our executive officers as a group beneficially hold options outstanding under the 1995 Plan and 2001 Plan to purchase a total of 1,678,843 shares of our common stock, which represented approximately 38.0% of the shares subject to all options outstanding under the 1995 Plan and 2001 Plan as of that date. Of the options held by these persons, options to purchase a total of 263,960 shares of common stock are eligible to be tendered in the offer. The following table sets forth the beneficial ownership by each of our executive officers of options outstanding under the 1995 Plan and 2001 Plan as of March 31, 2001:

                                         Number of Options to                Percentage of Total Options
Name of Beneficial Owners                Purchase Common Stock               Outstanding
-------------------------                ---------------------               ---------------------------
Alex Chi-Ming Hui (*)                              760,000                             17.2%

Chi-Hung (John) Hui (*)                            390,000                              8.8%

Patrick B. Brennan                                 111,383                              2.5%

Michael D. Craighead                                92,460                              2.1%

Tat C. Choi                                        135,000                              3.1%

Anthony V. Walker                                   90,000                              2.0%

Gerald V. Beemiller                                100,000                              2.3%

* Alex Chi-Ming Hui and Chi-Hung (John) Hui have agreed that they will not participate in this Offer.

                                Exh. (a)(1)-20

     On February 8, 2001 Patrick B. Brennan, our Vice President, Investor Relations exercised an option to purchase 10,700 shares of our common stock at a price of $3.50 per share. On February 21, 2001 Mr. Brennan exercised an option to purchase 6,875 shares of our common stock at a price of $2.40 per share.

     On March 19, 2001 we granted an option to purchase 90,000 shares of our common stock under our 1995 Plan to Anthony V. Walker, our Vice President, Marketing. The exercise price of these options is $12.6875 per share, the fair market value of our common stock on the grant date.

     Except as otherwise described above and other than ordinary course purchases under the Pericom Semiconductor Corporation Stock Purchase Plan and ordinary course grants of stock options to employees who are not executive officers or directors, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Pericom Semiconductor Corporation or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Pericom Semiconductor Corporation

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

     Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the 1995 Plan and 2001 Plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. We believe that Pericom Semiconductor Corporation will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

     . we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

     . the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

     We may incur compensation expense, however, if we grant any options having an exercise price less than the exercise price of the tendered option to any tendering option holder before the scheduled new option grant date. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to Pericom' earnings over the forty-two month vesting period of the newly

                                Exh. (a)(1)-21
granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

13.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

     If an option holder tenders incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-incentive stock option. This $100,000 limitation includes options that became exercisable and were later cancelled, therefore, if you have options that became exercisable after January 1, 2001 those options will reduce the $100,000 limitation with respect to any new options you receive. If the exercise price of the new options is equal to or less than the exercise price of the options

                                Exh. (a)(1)-22
tendered, the new options should qualify as incentive stock options to the extent that the options tendered qualified as incentive stock options before being tendered. If an option holder's new options have a higher exercise price than some or all of such option holder's current options, or if additional incentive stock options are granted after an option holder tenders options for exchange but before the new options are granted, a portion of the new options may exceed the limits for incentive stock options.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Pacific time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by

                                Exh. (a)(1)-23

Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

     (a) (1) we increase or decrease the amount of consideration offered for the options;

          (2) we decrease the number of options eligible to be tendered in the offer; or

          (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

     (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.  ADDITIONAL INFORMATION.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

     1. our Annual Report on Form 10-K for our fiscal year ended July 1, 2000, filed with the Securities and Exchange Commission on September 29, 2000 (File No. 0-27026).

     2. our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2000, filed with the SEC on November 13, 2000 (File No. 0-27026);

     3. our quarterly report on Form 10-Q for our fiscal quarter ended December 31, 2000, filed with the SEC on February 9, 2001 (File No. 0-27026); and

                                Exh. (a)(1)-24

     4. description of our Common Stock which is contained in its Registration Statement on Form 8-A filed with the SEC on October 30, 1997, including any amendment or report filed for the purpose of updating such description (File No. 0-27026).

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

   450 Fifth Street, N.W.     7 World Trade Center       500 West Madison Street
         Room 1024                 Suite 1300                    Suite 1400
   Washington, D.C. 20549    New York, New York 10048    Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "PSEM" and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006

     We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                       Pericom Semiconductor Corporation
                               2380 Bering Drive
                              San Jose, CA 95131
                             (408) 321-0987 (fax)
                        Attn: Michael D. Craighead, CFO

or by telephoning us at (408)435-0800 between the hours of 9:00 a.m. and 4:00 p.m., Pacific time.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

     The information contained in this offer to exchange about Pericom Semiconductor Corporation should be read together with the information contained in the documents to which we have referred you.

                               Exh. (a)(1) - 25

17.  MISCELLANEOUS.

     This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to Pericom Semiconductor Corporation or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by Pericom Semiconductor Corporation with the SEC, including our Annual Report on Form 10-K for the fiscal year ended July 1, 2000 filed with the SEC on September 29, 2000, our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000 filed on November 13, 2000 and our quarterly report on Form 10-Q for the quarter ended December 30, 2000 filed on February 9, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

     . If we do not develop products that our customers and end-users design into their products, or if their products do not sell successfully, our business and operating results would be harmed.

     . The trading price of our common stock has been and is likely to continue to be highly volatile.

     . The markets for our products are characterized by rapidly changing technology, and our financial results could be harmed if we do not successfully develop and implement new manufacturing technologies or develop, introduce and sell new products.

     .    The semiconductor industry is intensely competitive.

     . Product price declines and fluctuations may cause our future financial results to vary.

     . The demand for our products depends on the growth of our end users' markets.

     . Downturns in the semiconductor industry, rapidly changing technology and evolving industry standards can harm our operating results.

     . We compete with others to attract and retain key personnel, and any loss of, or inability to attract, key personnel would harm us.

     . Our limited ability to protect our intellectual property and proprietary rights could harm our competitive position.

     . We may not provide adequate allowances for exchanges, returns and concessions.

                               Exh. (a)(1) - 26

     . Because we sell our products to customers outside of the United States, we face foreign business, political and economic risks that could seriously harm us.

     . Our potential future acquisitions may not be successful because we have not made acquisitions in the past.

     .    Our operations could be severely harmed by natural disasters.

     We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               Exh. (a)(1) - 27

                                  SCHEDULE A

                   INFORMATION CONCERNING THE DIRECTORS AND
            EXECUTIVE OFFICERS OF PERICOM SEMICONDUCTOR CORPORATION

     The directors and executive officers of Pericom Semiconductor Corporation and their positions and offices as of March 31, 2001, are set forth in the following table:

Name                                             Position and Offices Held
-------------------------------------------------------------------------------------------------------------------------
Alex Chi-Ming Hui                                Chief Executive Officer, President
                                                 and Chairman of the Board of Directors

Chi-Hung (John) Hui, Ph.D.                       Vice President, Technology and Director

Patrick B. Brennan                               Vice President, Investor Relations

Michael D. Craighead                             Vice President, Finance & Administration and Chief
                                                 Financial Officer

Tat C. Choi, Ph.D.                               Vice President, Design Engineering

Anthony V. Walker                                Vice President, Marketing

Gerald V. Beemiller                              Vice President, Sales

Hau L. Lee, Ph.D.                                Director and Member of Audit Committee

Millard (Mel) Phelps                             Director and Member of Audit Committee

Tay Thiam Song                                   Director and Member of Compensation Committee

Jeffery Young                                    Director and Member of Compensation Committee

     The address of each director and executive officer is: c/o Pericom Semiconductor Corporation, 2380 Bering Drive, San Jose, California 95131.

                               Exh. (a)(1) - 28